APAC CUSTOMER SERVICES ANNOUNCES CEO BOB KELLER
TO RETIRE IN 2008

Deerfield, Ill., January 17, 2008 – APAC Customer Services, Inc. (Nasdaq:APAC), a leading provider of customer care services and solutions, today announced that Robert J. Keller, president and chief executive officer, will retire in 2008. The company has initiated a national search for qualified candidates for the position. To ensure a smooth transition, Mr. Keller will continue as CEO during the search process. On his retirement, Mr. Keller will also resign as a director of the company.

Mr. Keller commented, “Over the past year, I have had periodic discussions with the Board about my retirement. We have mutually agreed that 2008 is an appropriate time to bring in a new leader. We have accomplished a great deal since I joined the company, transforming APAC from a joint customer acquisition, customer care model business to an exclusively inbound customer care platform known for delivering complex applications and service excellence and creating a world-class offshore operation.”

Ted Schwartz, founder and chairman of APAC’s board of directors, commented, “Bob has brought vision and a sound strategy to APAC. We value his contributions to our business and particularly appreciate his willingness to assist us in achieving a seamless transition. The Board will use this opportunity to take an active role in considering new perspectives and will focus on building on the foundation for growth Bob has established. The Board has appointed a search committee to identify a successor who will continue to take advantage of the many opportunities in our dynamic industry.”

About APAC Customer Services, Inc.
APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer care services and solutions for market leaders in healthcare, financial services, publishing, business services, travel and entertainment and communications. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. For more information, call 1-800-OUTSOURCE. APAC’s comprehensive web site is at http://www.apaccustomerservices.com.

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Company Contact:	Investor Relations Contact:
George H. Hepburn III, CFO APAC Customer Services, Inc. 847-374-4995 GHHepburn@apacmail.com	Jody Burfening/Harriet Fried Lippert/Heilshorn & Associates 212-838-3777 HFried @lhai.com